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                                                                      EXHIBIT 15

               [LETTERHEAD OF ARTHUR ANDERSEN LLP APPEARS HERE]

To Equifax Inc.:

We are aware that Equifax Inc. has incorporated by reference in this Registration Statement on Form S-3 (related to the registration of shares of common stock in connection with the acquisition of Electronic Tabulating Services, Inc.) its Form 10-Qs for the quarters ended March 31, 1995 and June 30, 1995 which include our reports dated May 11, 1995 and August 11, 1995, covering the unaudited interim financial information contained therein. Pursuant to Regulation C of the Securities Act of 1933 (the "Act"), those reports are not considered a part of the Registration Statement prepared or certified by our firm or reports prepared or certified by our firm within the meaning of Sections 7 and 11 of the Act.

                                          /s/ Arthur Andersen LLP

Atlanta, Georgia
September 26, 1995